SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT
       Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  January 27, 2000



                        OLD POINT FINANCIAL CORPORATION
           (Exact name of registrant as specified in its charter)





 Virginia                          0-12896          54-1265373
 (State or other jurisdiction of   (Commission      (I.R.S. Employer
  incorporation or organization)    File Number)    Identification No.)



            1 West Mellen Street, Hampton, Virginia               23663
            (Address of principal executive offices)             (Zip Code)



Registrant's telephone number, including area code (757) 728-1200

Item 5.     Other Events



                         FOR IMMEDIATE RELEASE
                           January 27, 2000

          The Board of Directors of Old Point Financial Corporation (OTC-BB "OPOF") announced that it has approved the repurchase of up to 5% of the corporation's common stock.

          "The repurchase of Old Point stock by the corporation is a tool that may be used in the future to increase long-term value for our shareholders," said Robert F. Shuford, Chairman of the Board and President of Old Point Financial Corporation. "Old Point National Bank was founded in 1923 and Old Point Financial Corporation was formed in 1984. Since that date, no shares have been repurchased by the company. Our willingness to repurchase shares now indicates management's faith in the ability of the corporation to produce growth and earnings in an excellent market."

          Old Point Financial Corporation had approximately 2.6 million shares of common stock outstanding as of December 31, 1999. Five percent of that total would represent up to 130,000 shares of common stock.

          The $436.3-million asset Old Point Financial Corporation is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 14-branch network extending from Chesapeake through James City County, and Old Point Trust & Financial Services, N.A., Hampton Roads' largest independent trust services provider.




Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Old Point Financial Corporation

     By:  /s/ Robert F. Shuford

          Robert F. Shuford
          Chairman of the Board
          President & CEO
          Dated January 27, 2000